Exhibit 99.1

FOR IMMEDIATE RELEASE
April 23, 2009
FOR FURTHER INFORMATION
CONTACT DAVID A. BOCHNOWSKI
(219) 853-7575
NORTHWEST INDIANA BANCORP
REPORTS FIRST QUARTER EARNINGS INCREASE
     Munster, Indiana — NorthWest Indiana Bancorp, the holding company for Peoples Bank, reported a 3.5% increase in earnings for the quarter ended March 31, 2009, compared to the quarter ended March 31, 2008.
     This increase reflects earnings of $1.7 million, or $0.61 in earnings per basic and diluted share, compared to earnings of $1.6 million, or $0.59 in earnings per basic and $0.58 earnings per diluted share for the first quarter of 2008. For the quarter ended March 31, 2009, the return on average assets (ROA) was 1.02% and return on average equity (ROE) was 12.65%. At March 31, 2009, the Bancorp’s assets totaled $678.0 million, an increase of $13.3 million or 2.0% for the quarter.
     “Despite the stress of the current economy, we are pleased to report a 3.5% increase in earnings for the first quarter of the year. Our results buck the national trend and were driven by a strong net interest margin, core deposit growth, as well as an increase in loan originations,” said David A. Bochnowski, Chairman and Chief Executive Officer.
     At March 31, 2009, deposits totaled $551.6 million, an increase of $23.5 million, compared to December 31, 2008. The increase in deposits is primarily related to growth in balances for checking, savings and certificates of deposit. At March 31, 2009, core deposits totaled $310.1 million, while certificates of deposit totaled $241.1 million. Core deposits include checking, savings, and money market accounts. Core deposits represented 56.3% of the Bancorp’s total deposits at quarter-end. At March 31, 2009, borrowings totaled $68.0 million, a decrease of $6.8 million for the quarter.
     During the three months ended March 31, 2009, loan demand remained strong as $66.5 million in new loans were originated, compared to $61.2 million for the three months ended March 31, 2008, an increase of $5.3 million or 8.7%. The Bancorp’s lending portfolio totaled $475.3 million at March 31, 2009, a decrease of $14.2 million. Bochnowski noted that to avoid long-term interest rate risk, the Bank adopted a policy of selling all conforming fixed rate mortgage loan originations into the secondary market. During the current quarter, the Bancorp’s management sold $19.9 million in newly originated fixed rate mortgage loans and $10.5 million in seasoned fixed rate mortgage loans into the secondary market. During the current quarter, $9.8 million in growth occurred in construction & development loans, commercial real estate loans, commercial business loans, multifamily loans and loans to local municipalities.

     During the first quarter of 2009, interest bearing cash balances increased by $23.3 million as a result of deposit growth and the proceeds from mortgage loan sales. Investment securities totaled $129.1 million at March 31, 2009, an increase of $2.4 million.
     “The Bank’s core income strategy continues to provide a strong buffer to the downturn in this economy. Our focus on providing traditional banking services to our consumer and small business customers has driven stable operating results in these unusual times,” Bochnowski said.
     Net interest income, the difference between interest income from loans and investments and interest expense paid to fund providers, totaled $5.8 million for the current quarter, compared to $5.0 million for the quarter ended March 31, 2008, an increase of $827 thousand or 16.7%. As a result of the increase in net interest income, the Bancorp’s net interest margin on a tax adjusted basis was 3.92% for the three months ended March 31, 2009, compared to 3.48% for the three months ended March 31, 2008. The increase in interest income has been positively impacted by an increase in construction, commercial and municipal loan balances, an increase in core deposits, and a decrease in the cost of funds as a result of the Federal Reserve’s continued action in maintaining a low interest rate environment.
     The Bancorp’s ratio of non-performing loans to total assets decreased to 1.72% at March 31, 2009, compared to 1.87% at December 31, 2008. As a result of management’s assessment of current credit quality within its loan portfolio, provisions to the allowance for loan losses totaled $700 thousand for the first quarter of 2009, while $130 thousand in provisions were recorded during the first quarter of 2008. For the three months ended March 31, 2009, net loan charge-offs totaled $553 thousand, compared to $5 thousand for the first three months of 2008. At March 31, 2009, the allowance for loan losses totaled $6.0 million and is considered adequate by management. The allowance for loan losses as a percentage of totals loans was 1.26% at March 31, 2009, compared to 1.19% at December 31, 2008. To the extent that actual cash flows, collateral values and strength of personal guarantees differ from current estimates used to establish the allowance for loan losses, additional provisions to the allowance for loan losses may be required.
     Noninterest income from banking activities for the quarter ended March 31, 2009, totaled $1.6 million, compared to $1.2 million for the quarter ended March 31, 2008, an increase of $416 thousand, or 34.8%. Contributing to the increase in noninterest income for the first quarter of 2009 were $566 thousand in gains from the sale of $30.4 million in fixed rate mortgage loans and $140 thousand in gains from the sale of available-for-sale securities.
     Noninterest expense related to operating activities totaled $4.5 million for the quarter ended March 31, 2009, compared to $4.1 million for the quarter ended March 31, 2008, an increase of $481 thousand, or 11.8%. The increase in noninterest expense for the first quarter of 2009 was a result of increased compensation and occupancy costs related to the opening of the Gary Banking Center in the fourth quarter of 2008. Also affecting the increase in noninterest expense was the payment of additional FDIC insurance premiums, which was a result of an industry wide increase in the FDIC insurance premium assessment rates.
     “Peoples Bank remains cautiously optimistic about an improvement in the current economic conditions. Our deposit and lending growth bode well for our community and we are excited by the prospect of opening our Valparaiso banking center in June of this year,” Bochnowski noted.

     At March 31, 2009, shareholders’ equity stood at $53.2 million or 7.85% of total assets. The Bancorp’s total capital to risk-weighted assets was 12.1% at March 31, 2009. Under all regulatory capital requirements, the Bancorp is considered well capitalized. The book value of the Bancorp’s stock stood at $18.94 at the end of the first quarter.
     The NorthWest Indiana Bancorp’s common stock is traded on the OTC Bulletin Board under NWIN. The Bancorp’s subsidiary, Peoples Bank, has offices in Crown Point, Dyer, East Chicago, Gary, Hammond, Hobart, Merrillville, Munster, and Schererville, Indiana. The Bank’s website, www.ibankpeoples.com, provides information on the Bank’s products, services and investor relations.
     “Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause the Bancorp’s actual results to differ from those expected at the time of this release. These include, but are not limited to, changes in economic conditions in the Bancorp’s market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in the Bancorp’s market area, economic conditions resulting from the current turmoil in the financial services industry, including depressed demand in the housing market, competition and other risks set forth in the Bancorp’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2008. Readers are urged to carefully review and consider the various disclosures made by the Bancorp in its periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Bancorp undertakes no obligation to update them in light of new information or future events.

NorthWest Indiana Bancorp
Quarterly Financial Report

	Three Months Ended
	March 31,
	(Unaudited)
Key Ratios	2009	2008
Return on equity	12.65%	12.39%
Return on assets	1.02%	1.04%
Basic earnings per share	$0.61	$0.59
Diluted earnings per share	$0.61	$0.58
Yield on loans	5.65%	6.24%
Yield on security investments	4.56%	4.66%
Total yield on earning assets	5.40%	5.92%
Cost of deposits	1.63%	2.54%
Cost of borrowings	2.57%	3.82%
Total cost of funds	1.74%	2.67%
Net interest margin — tax equivalent	3.92%	3.48%
Noninterest income / average assets	0.96%	0.70%
Noninterest expense / average assets	2.72%	2.62%
Net noninterest margin / average assets	-1.76%	-1.92%
Efficiency ratio	61.40%	66.00%
Effective tax rate	20.80%	16.00%
Dividend declared per common share	$0.36	$0.36

	March 31,
	2009	December 31,
	(Unaudited)	2008
Net worth / total assets	7.85%	7.94%
Book value per share	$18.94	$18.79
Non-performing loans to total assets	1.72%	1.87%
Non-performing loans to total loans	2.46%	2.54%
Allowance for loan loss to non-performing loans	51.17%	49.97%
Allowance for loan loss to loans outstanding	1.26%	1.19%
Foreclosed real estate to total assets	0.08%	0.08%

	Three Months Ended
	March 31,
Consolidated Statements of Income	(Unaudited)
(Dollars in thousands)	2009	2008
Interest income:
Loans	$6,854	$7,426
Securities & short-term investments	1,587	1,404

Total interest income	8,441	8,830

Interest expense:
Deposits	2,166	3,286
Borrowings	486	582

Total interest expense	2,652	3,868

Net interest income	5,789	4,962
Provision for loan losses	700	130

Net interest income after provision for loan losses	5,089	4,832

Noninterest income:
Fees & service charges	639	695
Wealth management operations	197	208
Cash value increase from bank owned life insurance	105	103
Gain on sale of securities, net	140	116
Gain on sale of loans, net	566	39
Gain/(loss) on foreclosed real estate	(37)	19
Other income	3	17

Total noninterest income	1,613	1,197

Noninterest expense:
Compensation & benefits	2,365	2,182
Federal deposit insurance premiums	186	15
Occupancy & equipment	783	696
Data processing	215	212
Marketing	67	103
Other	932	859

Total noninterest expense	4,548	4,067

Income before income taxes	2,154	1,962
Income tax expenses	449	314

Net income	$1,705	$1,648

NorthWest Indiana Bancorp
Quarterly Financial Report

	March 31,
Balance Sheet Data	2009	December 31,	Change	Mix
(Dollars in thousands)	(Unaudited)	2008	%	%
Total assets	$678,018	$664,732	2.0%
Cash & cash equivalents	33,833	11,296	199.5%
Securities — available for sale	110,634	108,207	2.2%
Securities — held to maturity	18,503	18,515	-0.1%

Loan receivable:
Construction and land development	58,346	54,975	6.1%	10.6%
1-4 first liens	174,660	196,708	-11.2%	40.9%
Multifamily	12,303	12,283	0.2%	2.7%
Commercial real estate	130,796	130,256	0.4%	26.0%
Commercial business	49,833	49,310	1.1%	10.4%
1-4 Junior Liens	4,473	4,913	-9.0%	1.1%
HELOC	20,904	21,231	-1.5%	4.2%
Lot loans	3,031	3,084	-1.7%	0.7%
Consumer	1,866	1,966	-5.1%	0.4%
Government and other	20,158	14,783	36.4%	3.0%

Total loans	476,370	489,509	-2.7%	100.0%

Deposits:
Core deposits:
Noninterest bearing checking	46,886	43,367	8.1%	9.3%
Interest bearing checking	100,263	87,379	14.7%	16.2%
Savings	55,251	52,459	5.3%	10.3%
MMDA	108,176	113,870	-5.0%	23.0%

Total core deposits	310,576	297,075	4.5%	58.8%
Certificates of deposit	241,070	231,073	4.3%	41.2%

Total deposits	551,646	528,148	4.4%	100.0%

Borrowings	67,993	74,795	-9.1%
Stockholder’s equity	53,173	52,773	0.8%

	March 31,
Asset Quality	2009	December 31,	Change
(Dollars in thousands)	(Unaudited)	2008	%
Nonaccruing loans	$9,893	$10,937	-9.5%
Accruing loans delinquent more than 90 days	1,788	1,476	21.1%
Foreclosed real estate	556	527	5.5%

Total nonperforming assets	12,237	12,940	-5.4%

Allowance for loan losses (ALL):
ALL specific allowances for impaired loans	1,951	1,683	15.9%
ALL general allowances for loan portfolio	4,026	4,147	-2.9%

Total ALL	5,977	5,830	2.5%

	Actual	Required to be
Capital Adequacy	Ratio	well capitalized
Total capital to risk-weighted assets	12.1%	10.0%
Tier 1 capital to risk-weighted assets	10.9%	6.0%
Tier 1 capital to adjusted average assets	8.2%	5.0%